Exhibit 99.1

Phillips 66 Reports First-Quarter 2022 Financial Results

•Reported first-quarter earnings of $582 million or $1.29 per share; adjusted earnings of $595 million or $1.32 per share
•Generated $1.1 billion of operating cash flow; $1.3 billion excluding working capital
•Repaid $1.45 billion of debt in April
•Announced plan to restart share repurchases
•Received industry recognition for exemplary safety performance in Chemicals and Refining
•Recently announced CEO transition plan

HOUSTON, Apr. 29, 2022 – Phillips 66 (NYSE: PSX), a diversified energy company, announces first-quarter 2022 earnings of $582 million, compared with earnings of $1.3 billion in the fourth quarter of 2021. Excluding special items of $13 million, the company had adjusted earnings of $595 million in the first quarter, compared with fourth-quarter adjusted earnings of $1.3 billion.

“In the first quarter, we generated strong cash flow in a volatile market environment with seasonally lower margins across our businesses,” said Greg Garland, Chairman and CEO of Phillips 66. “While first-quarter results were lower quarter-on-quarter, we saw substantially improved financial results from our operations in March and expect continued strong performance in the second quarter. We believe current market conditions will allow us to increase shareholder returns by restarting share repurchases and increasing the dividend. In April, we repaid $1.45 billion of debt and plan to repay additional debt this year.

“Our focus remains on operating excellence and our strategic initiatives. We are progressing a transformation effort to improve the cost structure across the enterprise. In Midstream, we advanced Frac 4 construction at the Sweeny Hub. In Chemicals, CPChem continued to execute growth and optimization projects. Our Humber Refinery completed its first delivery of sustainable aviation fuel, and we announced a joint venture to develop retail hydrogen fueling stations in Europe. In addition, we announced a 2050 greenhouse gas emissions reduction target demonstrating our commitment to a lower-carbon future.

“Earlier this month, we announced that Mark Lashier will become President and CEO of Phillips 66 effective July 1. I am confident that Mark will serve Phillips 66, our employees, communities and shareholders well, and is the right leader to position the company to thrive in the years ahead.”

Phillips 66 Reports First-Quarter 2022 Financial Results
Midstream

	Millions of Dollars

	Pre-Tax Income (Loss)		Adjusted Pre-Tax Income (Loss)
	Q1 2022	Q4 2021	Q1 2022	Q4 2021
Transportation	$278	203	278	273
NGL and Other	91	133	91	138
DCP Midstream	31	111	31	111
NOVONIX	(158)	146	(158)	146
Midstream	$242	593	242	668

Midstream first-quarter 2022 pre-tax income was $242 million, compared with $593 million in the fourth quarter of 2021. Fourth-quarter results included asset retirement costs of $70 million related to the shutdown of the Alliance Refinery in connection with plans to convert it to a terminal, $4 million of hurricane-related maintenance and repair costs and $1 million of pension settlement expense.

Transportation first-quarter adjusted pre-tax income was $278 million, in line with the previous quarter.

NGL and Other adjusted pre-tax income was $91 million in the first quarter, compared with adjusted pre-tax income of $138 million in the fourth quarter. The decrease was primarily due to inventory impacts, partially offset by improved butane and propane trading results.

The company’s equity investment in DCP Midstream, LLC generated first-quarter adjusted pre-tax income of $31 million, an $80 million decrease from the prior quarter. The decrease was mainly driven by unfavorable hedging impacts, partially offset by lower operating costs.

In the first quarter, the fair value of the company’s investment in NOVONIX, Ltd., decreased by $158 million compared with a $146 million increase in the fourth quarter.

Chemicals

	Millions of Dollars

	Pre-Tax Income (Loss)		Adjusted Pre-Tax Income (Loss)
	Q1 2022	Q4 2021	Q1 2022	Q4 2021
Olefins and Polyolefins	$377	416	377	405
Specialties, Aromatics and Styrenics	32	37	32	36
Other	(13)	(17)	(13)	(17)
Chemicals	$396	436	396	424

The Chemicals segment reflects Phillips 66’s equity investment in Chevron Phillips Chemical Company LLC (CPChem). Chemicals first-quarter 2022 pre-tax income was $396 million, compared with $436 million in the fourth quarter of 2021. Chemicals results in the fourth quarter included a $14 million benefit from insurance proceeds associated with winter-storm-related damages, partially offset by a $2 million reduction to equity earnings for pension settlement expense.

CPChem’s Olefins and Polyolefins (O&P) business contributed $377 million of adjusted pre-tax income in the first quarter, compared with $405 million in the fourth quarter. The $28 million decrease was primarily due to lower polyethylene margins, partially offset by higher sales volumes. Global O&P utilization was 99% for the quarter.

Phillips 66 Reports First-Quarter 2022 Financial Results

CPChem’s Specialties, Aromatics and Styrenics (SA&S) business contributed first-quarter adjusted pre-tax income of $32 million, in line with the fourth quarter.

Refining

	Millions of Dollars

	Pre-Tax Income		Adjusted Pre-Tax Income
	Q1 2022	Q4 2021	Q1 2022	Q4 2021
Refining	$123	346	140	404

Refining had first-quarter 2022 pre-tax income of $123 million, compared with a pre-tax income of $346 million in the fourth quarter of 2021. Refining results in the first quarter included $17 million of hurricane-related costs. Fourth-quarter results included $122 million of asset retirement and exit costs related to the shutdown of the Alliance Refinery in connection with plans to convert it to a terminal, as well as $30 million of hurricane-related costs and $5 million of pension settlement expense. These costs were partially offset by an $88 million reduction in estimated RIN obligations for the 2020 compliance year and other tax benefits of $11 million.

Refining had adjusted pre-tax income of $140 million in the first quarter, compared with adjusted pre-tax income of $404 million in the fourth quarter. The decrease was due to lower realized margins, as well as lower clean product volumes driven by planned maintenance. First-quarter realized margins were $10.55 per barrel, down from $11.60 per barrel in the fourth quarter. Favorable impacts from higher market crack spreads were more than offset by higher RIN costs, lower Gulf Coast clean product realizations, lower secondary product margins, and inventory impacts. The higher RIN costs were primarily due to the absence of the reduction in the 2021 compliance year obligation recorded in the fourth quarter.

Pre-tax turnaround costs for the first quarter were $102 million, compared with fourth-quarter costs of $106 million. Crude utilization rate was 89% and clean product yield was 84% in the first quarter.

Marketing and Specialties

	Millions of Dollars

	Pre-Tax Income		Adjusted Pre-Tax Income
	Q1 2022	Q4 2021	Q1 2022	Q4 2021
Marketing and Other	$203	401	203	402
Specialties	113	97	113	97
Marketing and Specialties	$316	498	316	499

Marketing and Specialties (M&S) first-quarter 2022 pre-tax income was $316 million, compared with $498 million in the fourth quarter of 2021. M&S results in the fourth quarter included $1 million of pension settlement expense.

Adjusted pre-tax income for Marketing and Other was $203 million in the first quarter, a decrease of $199 million from the fourth quarter. The decrease was primarily due to lower marketing margins mainly resulting from rising spot prices, as well as seasonally lower demand. Refined product exports in the first quarter were 134,000 barrels per day (BPD).

Specialties generated first-quarter adjusted pre-tax income of $113 million, up from $97 million in the prior quarter mainly due to higher finished lubricant margins.

Phillips 66 Reports First-Quarter 2022 Financial Results

Corporate and Other

	Millions of Dollars

	Pre-Tax Loss		Adjusted Pre-Tax Loss
	Q1 2022	Q4 2021	Q1 2022	Q4 2021
Corporate and Other	$(249)	(246)	(249)	(245)

Corporate and Other first-quarter 2021 pre-tax costs were $249 million, compared with pre-tax costs of $246 million in the fourth quarter of 2021. Fourth-quarter pre-tax costs included $1 million of pension settlement expense.

Adjusted pre-tax loss was $249 million in first-quarter 2021, in line with the previous quarter.

Financial Position, Liquidity and Return of Capital

Phillips 66 generated $1.1 billion in cash from operations in the first quarter of 2022, including cash distributions from equity affiliates of $585 million. Excluding working capital impacts, operating cash flow was $1.3 billion. The company funded capital expenditures and investments of $370 million and paid dividends of $404 million during the quarter.

As of March 31, 2022, Phillips 66 had $9.0 billion of liquidity, reflecting $3.3 billion of cash and cash equivalents and approximately $5.7 billion of total committed capacity under revolving credit facilities. Consolidated debt was $14.4 billion at March 31, 2022. The company’s consolidated debt-to-capital ratio was 39% and its net debt-to-capital ratio was 33%. In April 2022, the company repaid $1.45 billion of maturing debt.

The company announced plans to restart share repurchases. As of March 31, 2022, the company had $2.5 billion remaining on its existing share repurchase authorization, with no expiration date.

Strategic Update

Phillips 66 continues to focus on delivering long-term competitiveness and value creation for its shareholders. The company is progressing a business transformation effort that will identify and implement sustainable cost reductions across the enterprise.

Phillips 66 acquired all of the limited partner interests in Phillips 66 Partners not already owned by Phillips 66 and its affiliates on March 9, 2022. The transaction resulted in the Partnership becoming a wholly owned subsidiary of Phillips 66 and no longer a publicly traded partnership.

At the Sweeny Hub, Frac 4 is expected to be completed in the third quarter of 2022, adding 150,000 BPD of capacity. The total project cost is expected to be approximately $525 million. Upon completion, total Sweeny Hub fractionation capacity will be 550,000 BPD. The fractionators are supported by long-term commitments.

In Chemicals, CPChem is pursuing a portfolio of high-return growth projects:

•Growing its normal alpha olefins business with a second world-scale unit to produce 1-hexene, a critical component in high-performance polyethylene. The 586 million pounds per year unit will be located in Old Ocean, Texas. The project will utilize CPChem’s proprietary technology and startup is expected in 2023.

Phillips 66 Reports First-Quarter 2022 Financial Results

•Expanding CPChem’s propylene splitting capacity by 1 billion pounds per year with a new unit located at its Cedar Bayou facility. Startup is expected in 2023.

•Continuing development of world-scale petrochemical facilities on the U.S. Gulf Coast and in Ras Laffan, Qatar, jointly with Qatar Energy. CPChem expects to make a final investment decision for its U.S. Gulf Coast project in 2022.

Phillips 66 is advancing its plans at the San Francisco Refinery in Rodeo, California, to meet the growing demand for renewable fuels. The Rodeo Renewed refinery conversion project is expected to be finished in early 2024, subject to permitting and approvals. Upon completion, the facility will initially have over 50,000 BPD (800 million gallons per year) of renewable fuel production capacity. The conversion will reduce emissions from the facility and produce lower-carbon transportation fuels. The total project cost is anticipated to be approximately $850 million.

The company is leveraging its Emerging Energy efforts to advance its lower-carbon strategy. Recent activities include:

•The Humber Refinery made its first delivery of sustainable aviation fuel (SAF) under a supply agreement with British Airways.

•Phillips 66 entered into an agreement with H2 Energy Europe to form a joint venture to develop up to 250 retail hydrogen refueling stations across Germany, Austria and Denmark by 2026. The agreement is subject to regulatory approvals and customary closing conditions.

The American Fuel and Petrochemical Manufacturers (AFPM) recognized three Phillips 66 refineries for exemplary safety performance in 2021. The Sweeny Refinery received the Distinguished Safety Award, which is the highest annual safety award the industry recognizes. The Billings Refinery received the second-highest recognition, the Elite Gold Award, and the Bayway Refinery earned an Elite Silver Award for top 10 percentile safety performance. CPChem received an Elite Gold and Elite Silver for two of its sites.

The company added a 2050 greenhouse gas emissions intensity reduction target to reduce Scope 1 and Scope 2 emissions by 50% from its operations, below 2019 levels. The new target builds upon the company’s 2030 target announced last year.

Phillips 66 Reports First-Quarter 2022 Financial Results

Investor Webcast

Later today, members of Phillips 66 executive management will host a webcast at noon EST to discuss the company’s first-quarter performance and provide an update on strategic initiatives. To access the webcast and view related presentation materials, go to www.phillips66.com/investors and click on “Events & Presentations.” For detailed supplemental information, go to www.phillips66.com/supplemental.

Earnings (Loss)
	Millions of Dollars
	2022	2021
	Q1	Q4	Q1
Midstream	$242	593	76
Chemicals	396	436	154
Refining	123	346	(1,040)
Marketing and Specialties	316	498	290
Corporate and Other	(249)	(246)	(251)
Pre-Tax Income (Loss)	828	1,627	(771)
Less: Income tax expense (benefit)	171	256	(132)
Less: Noncontrolling interests	75	98	15
Phillips 66	$582	1,273	(654)

Adjusted Earnings (Loss)
	Millions of Dollars
	2022	2021
	Q1	Q4	Q1
Midstream	$242	668	276
Chemicals	396	424	184
Refining	140	404	(1,026)
Marketing and Specialties	316	499	290
Corporate and Other	(249)	(245)	(251)
Pre-Tax Income (Loss)	845	1,750	(527)
Less: Income tax expense (benefit)	175	354	(84)
Less: Noncontrolling interests	75	98	66
Phillips 66	$595	1,298	(509)

Phillips 66 Reports First-Quarter 2022 Financial Results
About Phillips 66

Phillips 66 (NYSE: PSX) manufactures, transports and markets products that drive the global economy. The diversified energy company’s portfolio includes Midstream, Chemicals, Refining, and Marketing and Specialties businesses. Headquartered in Houston, Phillips 66 has employees around the globe who are committed to safely and reliably providing energy and improving lives while pursuing a lower-carbon future. For more information, visit phillips66.com or follow @Phillips66Co on LinkedIn or Twitter.

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CONTACTS
Jeff Dietert (investors)	Shannon Holy (investors)	Thaddeus Herrick (media)
832-765-2297	832-765-2297	855-841-2368
jeff.dietert@p66.com	shannon.m.holy@p66.com	thaddeus.f.herrick@p66.com

CAUTIONARY STATEMENT FOR THE PURPOSES OF THE “SAFE HARBOR” PROVISIONS
OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Words and phrases such as “anticipated,” “estimated,” “expected,” “planned,” “scheduled,” “targeted,” “believes,” “continues,” “intends,” “will,” “would,” “objectives,” “goals,” “projects,” “efforts,” “strategies” and similar expressions are used to identify such forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements included in this news release are based on management’s expectations, estimates and projections as of the date they are made. These statements are not guarantees of future performance and you should not unduly rely on them as they involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Factors that could cause actual results or events to differ materially from those described in the forward-looking statements include: the effects of any widespread public health crisis and its negative impact on commercial activity and demand for refined petroleum products; the inability to timely obtain or maintain permits necessary for capital projects; changes to worldwide government policies relating to renewable fuels and greenhouse gas emissions that adversely affect programs like the renewable fuel standards program, low carbon fuel standards and tax credits for biofuels; fluctuations in NGL, crude oil, and natural gas prices, and petrochemical and refining margins; unexpected changes in costs for constructing, modifying or operating our facilities; unexpected difficulties in manufacturing, refining or transporting our products; the level and success of drilling and production volumes around our Midstream assets; risks and uncertainties with respect to the actions of actual or potential competitive suppliers and transporters of refined petroleum products, renewable fuels or specialty products; lack of, or disruptions in, adequate and reliable transportation for our NGL, crude oil, natural gas, and refined products; potential liability from litigation or for remedial actions, including removal and reclamation obligations under environmental regulations; failure to complete construction of capital projects on time and within budget; the inability to comply with governmental regulations or make capital expenditures to maintain compliance; limited access to capital or significantly higher cost of capital related to illiquidity or uncertainty in the domestic or international financial markets; potential disruption of our operations due to accidents, weather events, including as a result of climate change, terrorism or cyberattacks; general domestic and international economic and political developments including armed hostilities, expropriation of assets, and other political, economic or diplomatic developments, including those caused by public health issues and international monetary conditions and exchange controls; changes in governmental policies relating to NGL, crude oil, natural gas, refined petroleum products, or renewable fuels pricing, regulation or taxation, including exports; changes in estimates or projections used to assess fair value of intangible assets, goodwill and property and equipment and/or strategic decisions with respect to our asset portfolio that cause impairment charges; investments required, or reduced demand for products, as a result of environmental rules and regulations; changes in tax, environmental and other laws and regulations (including alternative energy mandates); political and societal concerns about climate change that could result in changes to our business or increase expenditures, including litigation-related expenses; the operation, financing and distribution decisions of equity affiliates we do not control; and other economic, business, competitive and/or regulatory factors affecting Phillips 66’s businesses generally as set forth in our filings with the Securities and Exchange Commission. Phillips 66 is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Phillips 66 Reports First-Quarter 2022 Financial Results

Use of Non-GAAP Financial Information—This news release includes the terms “adjusted earnings (loss),” “adjusted earnings (loss) per share” and “adjusted pre-tax income (loss).” These are non-GAAP financial measures that are included to help facilitate comparisons of operating performance across periods and to help facilitate comparisons with other companies in our industry, by excluding items that do not reflect the core operating results of our businesses in the current period.

References in the release to total consolidated earnings (loss) refer to net income (loss) attributable to Phillips 66.

Phillips 66 Reports First-Quarter 2022 Financial Results

	Millions of Dollars
	Except as Indicated
	2022	2021
	Q1	Q4	Q1
Reconciliation of Consolidated Earnings (Loss) to Adjusted Earnings (Loss)
Consolidated Earnings (Loss)	$582	1,273	(654)
Pre-tax adjustments:
Impairments	—	—	198
Certain tax impacts	—	(11)	—
Pension settlement expense	—	10	—
Hurricane-related costs	17	34	—
Winter-storm-related costs	—	(14)	46
Alliance shutdown-related costs††	—	192	—
Regulatory compliance costs	—	(88)	—
Tax impact of adjustments*	(4)	(33)	(48)
Other tax impacts	—	(65)	—
Noncontrolling interests	—	—	(51)
Adjusted earnings (loss)	$595	1,298	(509)
Earnings (loss) per share of common stock (dollars)	$1.29	2.88	(1.49)
Adjusted earnings (loss) per share of common stock (dollars)†	$1.32	2.94	(1.16)

Reconciliation of Segment Pre-Tax Income to Adjusted Pre-Tax Income
Midstream Pre-Tax Income	$242	593	76
Pre-tax adjustments:
Impairments	—	—	198
Pension settlement expense	—	1	—
Hurricane-related costs	—	4	—
Winter-storm-related costs	—	—	2
Alliance shutdown-related costs††	—	70	—
Adjusted pre-tax income	$242	668	276

Phillips 66 Reports First-Quarter 2022 Financial Results

	Millions of Dollars
	Except as Indicated
	2022	2021
	Q1	Q4	Q1
Reconciliation of Segment Pre-Tax Income to Adjusted Pre-Tax Income
Chemicals Pre-Tax Income	$396	436	154
Pre-tax adjustments:
Pension settlement expense	—	2	—
Winter-storm-related costs	—	(14)	30
Adjusted pre-tax income	$396	424	184
Refining Pre-Tax Income (Loss)	$123	346	(1,040)
Pre-tax adjustments:
Certain tax impacts	—	(11)	—
Pension settlement expense	—	5	—
Hurricane-related costs	17	30	—
Winter-storm-related costs	—	—	14
Alliance shutdown-related costs††	—	122	—
Regulatory compliance costs	—	(88)	—
Adjusted pre-tax income (loss)	$140	404	(1,026)
Marketing and Specialties Pre-Tax Income	$316	498	290
Pre-tax adjustments:
Pension settlement expense	—	1	—
Adjusted pre-tax income	$316	499	290
Corporate and Other Pre-Tax Loss	$(249)	(246)	(251)
Pre-tax adjustments:
Pension settlement expense	—	1	—
Adjusted pre-tax loss	$(249)	(245)	(251)

*We generally tax effect taxable U.S.-based special items using a combined federal and state annual statutory income tax rate of approximately 25%. Taxable special items attributable to foreign locations likewise use a local statutory income tax rate. Nontaxable events reflect zero income tax. These events include, but are not limited to, most goodwill impairments, transactions legislatively exempt from income tax, transactions related to entities for which we have made an assertion that the undistributed earnings are permanently reinvested, or transactions occurring in jurisdictions with a valuation allowance.
†Q1 2022 is based on adjusted weighted-average diluted shares of 450,129 thousand. Other periods are based on the same weighted-average diluted shares outstanding as that used in the GAAP diluted earnings per share calculation. Income allocated to participating securities, if applicable, in the adjusted earnings per share calculation is the same as that used in the GAAP diluted earnings per share calculation.

††Costs related to the shutdown of the Alliance Refinery totaled $192 million pre-tax in 4Q 2021. Shutdown-related costs recorded in the Refining segment included asset retirements of $91 million pre-tax recorded in depreciation and amortization expense and pre-tax charges for severance and other exit costs of $31 million. Shutdown-related costs in the Midstream segment included asset retirements of $70 million pre-tax recorded in depreciation and amortization expense.

Phillips 66 Reports First-Quarter 2022 Financial Results

Millions of Dollars
Except as Indicated
March 31, 2022
Debt-to-Capital Ratio
Total Debt	$14,434
Total Equity	22,121
Debt-to-Capital Ratio	39%
Total Cash	$3,335
Net Debt-to-Capital Ratio	33%

	Millions of Dollars
	Except as Indicated
	2022	2021
	Q1	Q4
Realized Refining Margins
Income before income taxes	$123	346
Plus:
Taxes other than income taxes	88	37
Depreciation, amortization and impairments	198	313
Selling, general and administrative expenses	48	47
Operating expenses	1,092	1,154
Equity in losses of affiliates	21	22
Other segment expense, net	9	12
Proportional share of refining gross margins contributed by equity affiliates	228	216
Special items:
Certain tax impacts	—	(4)
Regulatory compliance costs	—	(88)
Realized refining margins	$1,807	2,055
Total processed inputs (thousands of barrels)	152,734	155,382
Adjusted total processed inputs (thousands of barrels)*	171,310	177,118
Income before income taxes (dollars per barrel)**	$0.81	2.23
Realized refining margins (dollars per barrel)***	$10.55	11.60
*Adjusted total processed inputs include our proportional share of processed inputs of an equity affiliate.
**Income before income taxes divided by total processed inputs.
***Realized refining margins per barrel, as presented, are calculated using the underlying realized refining margin amounts, in dollars, divided by adjusted total processed inputs, in barrels. As such, recalculated per barrel amounts using the rounded margins and barrels presented may differ from the presented per barrel amounts.